Advisory Board Agreement

THIS ADVISORY BOARD AGREEMENT (the "Agreement") effective as of the 1st day of December, 2006

BETWEEN

XTOL ENERGY INC.
Suite 600, 595 Howe Street
Vancouver British Columbia Canada V6C 2T5 (the "Company")

AND

~~C. MAYNARD WELSCH~~
~~4609 NW 11[illegible] St.~~
C. Maynard WELSH
11721 BELLHURST Ave.
Oklahoma City Oklahoma USA 73162

(the "Advisor")

WHEREAS:

A The Company is engaged in the acquisition of oil and gas rights and the exploration of oil and gas properties; and

B The Company and the Advisor have agreed to enter into a consulting agreement for their mutual benefit.

C This Agreement replaces the Consulting Agreement entered into between the Company and the Advisor on July 24, 2006.

THIS AGREEMENT WITNESSES that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1 **Duties**

1.1 The Company appoints the Advisor to undertake the duties and exercise the powers as an **Advisory Board** member of the Company, as may be requested of the Advisor by the Company, and the Advisor accepts the office, on the terms and conditions set forth in this Agreement.

1.2.1 Specifically, the Advisor will provide the Company with consulting services to assist the Company in finding oil and gas properties, assist the Company with geological matters, and introduce the Company's management to persons and businesses involved in the oil and gas industry.

2 **Term**

2.1 The Advisor's appointment shall commence with effect from December 1, 2006 and shall continue for a period of 3 years, unless terminated earlier in accordance with Section 7.1 below.

3 **Compensation**

3.1 **Remuneration**. The annual remuneration of the Advisor for his services shall be 10,000 restricted shares of the common stock of Company. Furthermore, the Advisor shall receive a daily rate of US $400.00 for every actual day the Advisor provides geological consulting services to the Company.

3.2 **Expenses**. The Advisor will be entitled to receive reimbursement for all expenses incurred for the benefit of the Company, to be invoiced monthly. Full costs of attending Company functions to give presentations or for any other purposes will be paid in full by the Company.

4 **Authority**

4.1 The Advisor shall conform to all lawful instructions and directions given to the Advisor by the Officers and the Board of Directors of the Company.

5 **Non-solicitation**

5.1 The Advisor also agrees that:

(a) during the term of this Agreement he or she will not hire or take away or cause to be hired or taken away any employee or consultant of the Company; and

(b) for a period of 12 months following the termination of this agreement, the Advisor will not hire or take away or cause to be hired or taken away any employee or any consultant who was in the employ of the Company or on contract with the Company during the 12 months preceding such termination.

6 **Confidential Information**

6.1 The Advisor acknowledges that as a member of the Advisory Board and in any other position as the Advisor may hold, he or she will acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company, including:

(a) names and locations of certain properties;

(b) trade secrets; and

(c) confidential information concerning the business operations or financing of the Company.

6.2 The Advisor acknowledges that the information referred to in clause 6.1 could be used to the detriment of the Company. Accordingly, the Advisor undertakes not to disclose same to any third party either during the term of this Agreement (except as may be necessary in the proper provision of the Advisor's services under this Agreement), or after the termination of this Agreement, except with the written permission of an officer of the Company.

7 **Termination**

7.1 Either the Company or the Advisor may terminate this Agreement at any time, provided that 14 days' notice has been delivered by the party terminating the Agreement. Once this Agreement is terminated, the Advisor is entitled to retain the stock received as payment for the year of termination, regardless if the Advisor has performed services for the entire year.

8 **Company's Property**

8.1 The Advisor acknowledges that all items of any and every nature or kind created or used by the Advisor pursuant to this Agreement, or furnished by the Company to the Advisor, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, on the termination of this Agreement. The Advisor hereby assigns any and all copyright to the Company on all literary and other artistic works created or used for the benefit of the Company towards which the Advisor contributes, and the Advisor waives any and all moral rights that may be associated with such works.

9 **Assignment of Rights**

9.1 The rights which accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of the Advisor under this Agreement are not assignable or transferable in any manner.

10 **Notices**

10.1 Any notice required or permitted to be given to the Advisor shall be sufficiently given if delivered to the Advisor personally or if mailed by registered mail to the Advisor's address last known to the Company, or if delivered to the Advisor via facsimile.

10.2 Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company's head office at its address last known to the Advisor, or if delivered to the Company via facsimile.

11 **Severability**

11.1 In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

12 **Entire Agreement**

12.1 This document constitutes the entire agreement between the parties with respect to the appointment of the Advisor and the services to be performed by the Advisor for the Company. Any and all previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to the appointment of the Advisor by the Company, are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any agreement entered into previous to this Agreement.

13 **Modification of Agreement**

13.1 Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

14 **Countersignatures**

14.1 This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution, shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF this Agreement has been executed by the parties to it, the day, month and year first written.

XTOL ENERGY INC.
by its authorized signatory

Gary Chayko, President

Advisor:

C.M. Welsh